Exhibit 99.1

December 22, 2025

Dear Stockholder:

I am writing to share several important updates regarding Inland Real Estate Income Trust, Inc. (“we,” “Inland Income Trust” or the “Company”).

Upcoming Quarterly Distribution

The Inland Income Trust Board of Directors (the “Board”) approved a distribution to stockholders for the fourth quarter of 2025. Stockholders of record as of December 31, 2025, will receive a $0.1356 per share distribution on or around January 7, 2026.

New Estimated Per‑Share NAV Declared

On December 8, 2025, the Board determined an updated estimated net asset value (“NAV”) per share of $16.89 for the Company’s common stock as of September 30, 2025. This determination followed review by management and the Board of a valuation report prepared by SitusAMC Real Estate Valuation Services, LLC, which presented a valuation range of $15.76 to $18.02 per share. The Board selected the mid-point of the range, as reported in the Company’s Form 8‑K dated December 9, 2025. You can review the full filing on the Company’s website at inland-investments.com/inland-income-trust/sec-filings. The updated NAV will appear on fourth quarter account statements mailed in January 2026.

SRP & DRP Reinstated; New Pricing for Exceptional Repurchases

The Board has reinstated the Company’s Distribution Reinvestment Plan (“DRP”), effective February 1, 2026. Any stockholder interested in participating in the DRP – including those previously enrolled in the DRP – must re-enroll using the Company’s Change of Distribution Form.

The Board has also reinstated and amended the Company’s Share Repurchase Program (“SRP”), effective February 1, 2026. Under the newly amended and restated SRP, the repurchase price will be $16.89 per share for repurchases due to death or qualifying disability (equal to the current NAV) and $13.51 per share for ordinary repurchases (equal to 80 percent of the current NAV), subject to Board change.

Any stockholder interested in redeeming shares – including those previously in the redemption queue before the program’s suspension – must complete a request using the Redemption Request Form. Please note that any written request due to the death or qualifying disability of an owner that occurred between October 1, 2024 and December 31, 2025 must be received by the Company no later than December 31, 2026.

Finally, to ensure timely and secure delivery of important Company updates, we recommend that you enroll in electronic delivery of documents by completing and returning the enclosed E-Delivery Consent Form.

All forms, including the E-Delivery Consent Form, Change of Distribution Form, and Redemption Request Form, are available on the Company’s website at inland-investments.com/inland-income-trust/forms.

If you need assistance completing any forms or have questions, please do not hesitate to contact your financial professional or our Investor Services team at 866-My-Inland (866-694-6526).

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mark Zalatoris

President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2024 filed on March 5, 2025 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

Inland Income Trust | Page 2

Inland Inland Real Estate Income Trust, Inc. The Inland name and logo are registered trademarks being used under license. Electronic Delivery Form Instead of receiving paper copies of the annual reports and other stockholder communications, you may elect to receive electronic delivery of stockholder communications from the Company. If you would like to consent to electronic delivery, please check the box below for this election and provide one e-mail address. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications. By consenting below to electronically receive stockholder communications, including your account specific information (when available), you authorize us to either (i) e-mail member communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available. Your consent to electronic delivery will be for an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in our sole discretion elect to send paper copies of materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. Yes, I (we) consent to the electronic delivery of documents. Name of Investment Fund: Inland Real Estate Income Trust, Inc. Account Number E-mail Address Please provide only one e-mail address Signature Investor/Trustee Printed Name Date Signature Co-Investor/Co-Trustee (if applicable) Printed Name Date EMAIL OR FAX FORM TO: EMAIL – inland@dstsystems.com FAX: 855-223-2480 REGULAR MAIL: Inland Real Estate Income Trust, Inc. c/o SS&C GIDS, Inc. P.O. Box 219182 Kansas City, MO 64121-9182